EXHIBIT 99.1

2707 NO. 108TH ST. OMAHA, NE 68164 TEL: 402-829-6800 FAX: 402-829-6836
For further information, contact:

LINDSAY MANUFACTURING:	HALLIBURTON INVESTOR RELATIONS:
David Downing	Jeff Elliott or Geralyn DeBusk
VP and CFO	972-458-8000
402-827-6235
LINDSAY MANUFACTURING CO. REPORTS FISCAL 2006
THIRD QUARTER AND NINE MONTH RESULTS
OMAHA, Neb., June 21, 2006—Lindsay Manufacturing Co. (NYSE: LNN), a leading manufacturer of center pivot, lateral move, and hose reel irrigation systems, today announced results for its fiscal third quarter ended May 31, 2006. Revenues increased 34 percent from the same period a year ago, and earnings per diluted share were $0.55 compared with $0.32 in the comparable prior year period.
Third Quarter Results
Third quarter fiscal 2006 total revenues were $75.0 million compared with $56.0 million for the year-ago period. Net earnings were $6.4 million, or $0.55 per diluted share, versus $3.8 million, or $0.32 per diluted share, in the prior year’s third quarter. The current period includes a $0.03 unfavorable impact to diluted earnings per share related to expensing of stock based compensation and a $0.03 favorable impact of tax expense reduction related to the completion of prior period tax audits and resulting changes in required income tax liability estimates.
Total irrigation equipment revenues increased 38 percent to $69.0 million from $50.0 million in the prior year’s fiscal third quarter, as farmer sentiment reflected improved worldwide agricultural commodity prices and dry conditions in the United States. Domestic irrigation revenues increased 43 percent, while international irrigation revenues increased 28 percent. Diversified products revenues of $6.0 million were equal to prior year revenues for that segment.
Rick Parod, president and chief executive officer, commented, “We are pleased that demand for irrigation equipment continued to rebound from last year in North America and most of our international markets. However, demand in Western Europe and Brazil remained depressed and we continued to reduce operating expenses in those markets during the period.”
Gross margin improved to 22.7 percent from 21.8 percent a year ago. Domestic gross margins improved with higher factory production and price increases to offset the impact of higher zinc, copper and structural steel costs. International gross margins were essentially flat, impacted by competitive pricing in the Western European and Brazilian markets. The quarter’s operating income was $8.4 million versus $5.4 million in the comparable fiscal 2005 quarter, driven by higher revenues and improved margins. Operating expenses increased to $8.7 million from $6.8 million, due principally to higher performance based incentive compensation expense and the inclusion of stock based compensation expenses. Interest and other income totaled $779,000 in the quarter compared to $127,000 in the fiscal 2005 quarter due to higher interest rates on investments and realized currency transaction gains.
Parod stated, “We have experienced an improved pricing environment in the U.S. market, allowing us to pass-through the higher metals costs. I am also pleased that we have seen results from our actions to improve efficiency at our Lindsay, Nebraska factory. Strategically, we continue to align the organization to take advantage of growing and emerging markets for our equipment and to implement other initiatives that create shareholder value.”
Lindsay’s order backlog at May 31, 2006, was $19.2 million compared with $23.9 million at February 28, 2006, and $11.1 million at May 31, 2005.
Nine Month Results
Total revenues for the nine months ended May 31, 2006 were $169.4 million, a 23 percent increase from $137.2 million for the prior year’s nine-month period. Total irrigation equipment revenues of $152.3 million rose 25 percent from a year ago, while diversified products revenues grew 9 percent, rising to $17.1 million. Net earnings were $8.6 million, or $0.74 per diluted share, compared with $4.5 million, or $0.38 per diluted share, for the first nine months of fiscal 2005. The current fiscal year’s nine month results include a $0.07 unfavorable impact to diluted earnings per share related to expensing of stock based compensation.
Shareholders’ equity at May 31, 2006 was $117.7 million, or $10.20 per outstanding common share, compared with $109.7 million, or $9.53 per outstanding common share at May 31, 2005. Cash and marketable securities at May 31, 2006 were $52.9 million compared with $53.7 million at May 31, 2005.
Outlook
Parod stated, “In the United States, the USDA projects net farm income to be lower in 2006 due to lower production and higher input costs. However, farmer debt-to-equity and debt-to-assets ratios are expected to improve again in 2006. Globally, long-term drivers remain positive as population growth, the need for productivity improvements and fresh water constraints drive demand for our efficient irrigation technology. The increasing demand for bio fuel crops is also a positive driver of demand for our equipment.”
Parod added, “I am also excited about the successful completion of the Barrier Systems Inc. acquisition on June 1, 2006 which reflects the execution of our stated strategy to find acquisitions in water and infrastructure products. The addition of Barrier Systems Inc. adds another growth path in the attractive highway infrastructure market, and we expect the acquisition to be accretive to earnings immediately in our fiscal 2006 fourth quarter. This acquisition was financed using $30 million of term debt at an attractive 6.05% interest rate, and $5 million of working capital. Our balance sheet remains strong, with more than $52 million in cash and marketable securities at the end of the third quarter.”
Parod continued, “In the third quarter, we strengthened our margins during a period of rising raw material prices and took actions to tightly control production costs while maximizing our throughput during the peak selling months. We will continue to pursue our growth initiatives and leverage our strong cash flow and financial flexibility to create shareholder value through a balance of organic growth opportunities, accretive acquisitions, share repurchases and dividend payments.”
Third Quarter Conference Call
Lindsay’s third-quarter fiscal 2006 investor conference call is scheduled for 11:00 a.m. ET today. The conference call will be simulcast live on the Internet, and can be accessed by logging onto

www.lindsaymanufacturing.com or www.vcall.com. A replay of the call will be available for 30 days. Lindsay will have a slide presentation available to augment management’s formal presentation, which will also be accessible via the company’s Web site. Each of the above referenced links will be available under the investor relations tab of the company’s Web site.
About the Company
Lindsay manufactures and markets irrigation equipment including Zimmatic, Greenfield, Stettyn and Perrot center pivot, lateral move and hose reel irrigation systems and GrowSmart controls, all of which are used by farmers to increase or stabilize crop production while conserving water, energy, and labor. The Company also manufactures and markets infrastructure products including movable barriers for lane management to reduce traffic congestion and improve safety. In addition, the Company produces crash cushions and specialty barriers to improve motorist and highway worker safety, large diameter steel tubing, and provides outsourced manufacturing and production services for other companies. At May 31, 2006, Lindsay had approximately 11.5 million shares outstanding, which are traded on the New York Stock Exchange under the symbol LNN.
Concerning Forward-looking Statements
This release contains forward-looking statements that are subject to risks and uncertainties and which reflect management’s current beliefs and estimates of future economic circumstances, industry conditions, Company performance and financial results. Forward-looking statements include the information concerning possible or assumed future results of operations of the Company and those statements preceded by, followed by or including the words “expectation,” “outlook,” “could,” “may,” “should,” or similar expressions. For these statements, we claim the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995.
For more information regarding Lindsay Manufacturing Co.,
see Lindsay’s Web site at www.lindsaymanufacturing.com

Lindsay Manufacturing Co. and Subsidiaries
CONSOLIDATED STATEMENTS OF OPERATIONS
For the three-months and nine-months ended May 31, 2006 and 2005

	(unaudited)		(unaudited)
	Three Months Ended		Nine Months Ended
	May	May	May	May
	2006	2005	2006	2005
(in thousands, except per share amounts)

Operating revenues	$75,013	$55,985	$169,429	$137,239
Cost of operating revenues	57,977	43,792	135,102	110,707

Gross profit	17,036	12,193	34,327	26,532

Operating expenses:
Selling expense	3,530	2,692	9,262	8,438
General and administrative expense	4,446	3,421	12,300	10,415
Engineering and research expense	697	714	1,951	2,070

Total operating expenses	8,673	6,827	23,513	20,923

Operating income	8,363	5,366	10,814	5,609

Interest income, net	511	264	1,374	820
Other (loss) income, net	268	(137)	250	315

Earnings before income taxes	9,142	5,493	12,438	6,744

Income tax provision	2,727	1,723	3,795	2,199

Net earnings	$6,415	$3,770	$8,643	$4,545

Basic net earnings per share	$0.56	$0.33	$0.75	$0.39

Diluted net earnings per share	$0.55	$0.32	$0.74	$0.38

Average shares outstanding	11,529	11,596	11,524	11,693
Diluted effect of stock options	219	83	174	155

Average shares outstanding assuming dilution	11,748	11,679	11,698	11,848

Cash dividends per share	$0.060	$0.055	$0.180	$0.165

Net income for the three-months and nine-months ended May 31, 2006, included stock-based compensation expense under SFAS 123(R) of $346,000 and $806,000, respectively, net of tax. There was no stock-based compensation expense under SFAS 123 in any of the first three quarters of fiscal 2005 because the Company did not adopt the recognition provisions of SFAS 123.

Lindsay Manufacturing Co. and Subsidiaries
CONSOLIDATED BALANCE SHEETS
May 31, 2006 and 2005 and August 31, 2005

	(Unaudited)	(Unaudited)
	May	May	August
	2006	2005	2005
($ in thousands, except par values)

ASSETS
Current Assets:
Cash and cash equivalents	$30,088	$19,755	$25,564
Marketable securities	11,941	11,759	14,101
Receivables, net of allowance ($573, $732, and $702, respectively)	42,387	32,392	28,919
Inventories, net	24,803	22,684	19,311
Deferred income taxes	4,441	1,684	3,276
Other current assets	3,926	3,426	3,042

Total current assets	117,586	91,700	94,213

Long-term marketable securities	10,857	22,154	15,157
Property, plant and equipment, net	17,489	16,732	17,268
Other noncurrent assets	7,415	8,654	8,201

Total assets	$153,347	$139,240	$134,839

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current Liabilities:
Accounts payable	$9,726	$10,398	$6,704
Other current liabilities	20,515	14,234	13,434

Total current liabilities	30,241	24,632	20,138

Pension benefits liabilities	5,251	4,733	5,142
Other noncurrent liabilities	179	155	229

Total liabilities	35,671	29,520	25,509

Shareholders’ equity:
Preferred stock, ($1 par value, 2,000,000 shares authorized, no shares issued and outstanding)	—	—	—
Common stock, ($1 par value, 25,000,000 shares authorized, 17,584,031, 17,565,184 and 17,568,084 shares issued in May 2006 and 2005 and August 2005, respectively)	17,584	17,565	17,568
Capital in excess of stated value	5,144	3,500	3,690
Retained earnings	190,013	183,834	183,444
Less treasury stock, (at cost, 6,048,448 shares)	(96,547)	(96,547)	(96,547)
Accumulated other comprehensive income, net	1,482	1,368	1,175

Total shareholders’ equity	117,676	109,720	109,330

Total liabilities and shareholders’ equity	$153,347	$139,240	$134,839

Lindsay Manufacturing Co. and Subsidiaries
CONSOLIDATED STATEMENTS OF CASH FLOWS
For the nine-months ended May 31, 2006 and 2005
(unaudited)

	May	May
(in thousands)	2006	2005

CASH FLOWS FROM OPERATING ACTIVITIES:
Net earnings	$8,643	$4,545
Adjustments to reconcile net earnings to net cash provided by operating activities:
Depreciation and amortization	2,585	2,639
Amortization of marketable securities, net	178	176
Loss on sale of property, plant and equipment	37	21
Provision for uncollectible accounts receivable	66	72
Equity in net earnings of equity method investments	(4)	(201)
Deferred income taxes	(1,272)	(158)
Stock option tax expense	41	—
Stock-based compensation expense related to employee stock options and employee stock purchases	1,298	—
Other, net	(38)	28
Changes in assets and liabilities:
Receivables, net	(12,790)	2,664
Inventories, net	(5,298)	(2,454)
Other current assets	(949)	(438)
Accounts payable, trade	2,952	803
Other current liabilities	6,714	(2,931)
Current taxes payable	(300)	1,370
Other noncurrent assets and liabilities	406	2,640

Net cash provided by operating activities	2,269	8,776

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of property, plant and equipment	(2,713)	(2,903)
Sale of an equity investment	354	—
Proceeds from sale of property, plant and equipment	111	24
Purchases of marketable securities available-for-sale	—	(1,841)
Proceeds from maturities or sales of marketable securities available-for-sale	6,304	14,500

Net cash provided by investing activities	4,056	9,780

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from issuance of common stock option plan	194	561
Repurchases of common shares	—	(6,649)
Dividends paid	(2,074)	(1,920)

Net cash used in financing activities	(1,880)	(8,008)

Effect of exchange rate changes on cash	79	234

Net increase in cash and cash equivalents	4,524	10,782
Cash and cash equivalents, beginning of period	25,564	8,973

Cash and cash equivalents, end of period	$30,088	$19,755